Exhibit 10.1
8080 Norton Parkway
Mentor, OH 44060
Phone 440 534-6000

February 27, 2023

Hassan Rmaile
[Address]
[Address]

Dear Hassan:

I am very pleased to offer you the position of President, Materials Group WW, reporting directly to me. This is an Executive – Level 2 position effective February 1, 2023.

Specific details of our job offer are as follows:

Base Salary: Your annualized rate of pay will continue to be $540,000 paid per standard practice. Your next salary review will be April 1, 2023. Subsequent salary reviews will be conducted on April 1st of each year, or on another date designated by the Company for a given year.

Bonus: You will continue to be eligible to be considered under Avery Dennison’s annual incentive plan (“AIP”) to participate at a 60% of base salary opportunity level effective January 1, 2023, subject to applicable withholdings. The Annual Incentive Plan (AIP), including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law or, if permissible under the law, at the discretion of the Company.

Long-Term Incentive (LTI): Under the Company’s executive incentive compensation program you will continue to be eligible to be considered for an annualized long-term incentive award with a value opportunity equivalent to approximately 200% of your base salary, effective with the 2023 grant cycle. This long-term incentive award can be delivered to you in equity and/or cash. The long term incentive program, including eligibility criteria, may be amended, suspended or terminated at any time, with or without notice, in accordance with applicable law and the applicable plan terms.

Deferred Compensation Program: You will be eligible to participate in the Avery Dennison deferred compensation plan during the next open enrollment cycle. Under this plan, you will be able to defer up to 75% of your base salary and up to 90% of your annual bonus.

Executive Benefits: You will receive an annual executive benefit allowance in the amount $65,000, which will be paid in semi- monthly installments with your normal payroll run. If your start date is in the middle of a pay cycle, you will receive the first allowance at the beginning of your next pay cycle.

Exhibit 10.1

You will be entitled to the benefits generally available to Company employees in accordance with specific plan provisions. You will be a Participant in the Avery Dennison Executive Severance Plan, and any other plans generally offered to Level 2 executives, as described in the attached outline. You will also continue to be subject to the Avery Dennison Stock Ownership Policy at 3X base salary.

You will continue to be entitled to unlimited vacation. You will not accrue vacation while eligible for the unlimited use program. You will receive holidays in accordance with the Company’s holiday policy as it may be established and changed from time-to-time. Avery Dennison celebrates 12 paid holidays each calendar year and you will receive a schedule of holidays for your work location shortly after you begin.

If you have any questions, please let me know.

Please sign and date this offer letter below and return it to LeeAnn Prussak in Corporate Human Resources.

Sincerely,
/s/ Deon Stander
Deon Stander
President & COO

Attachments
Level 2 Executive Benefit Summary
Stock Ownership Policy

cc: LeeAnn Prussak

Accepted by: Hassan Rmaile

Date: March 3, 2023